Exhibit 10.1

AGREEMENT

AGREEMENT (the “Agreement”), made and entered into as of this 28th day of December, 2012, by and among SUMMIT FINANCIAL SERVICES GROUP, INC., a Florida corporation (“Summit”), with its principal place of business at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432; VERTIGO CAPITAL, L.P., a Delaware limited partnership (“Vertigo Capital”), with its principal place of business at 560 Sylvan Avenue, Englewood Cliffs, New Jersey 07632; VERTIGO MANAGEMENT, LLC, a Delaware limited liability company (“Vertigo Management”), with its principal place of business at 560 Sylvan Avenue, Englewood Cliffs, New Jersey (together, both Vertigo Capital and Vertigo Management, “Vertigo”); DAVID WEINER (“David Weiner”), and LAUREN WEINER (“Lauren Weiner”), whose principal residence is located at 19 East Hill Ct., Tenafly, New Jersey 07670 (David Weiner and Lauren Weiner hereinafter, collectively “Weiner”); and the DAVID WEINER C/F MAX WEINER UTMA/NJ, and the DAVID WEINER C/F DEAN EVERETT WEINER UTMA/NJ (each a “Custodianship” and collectively, the “Custodianships”),

WITNESSETH:

WHEREAS, Vertigo Management is the general partner of Vertigo Capital;

WHEREAS, David Weiner is the sole member and sole managing member of Vertigo Management, and is the spouse of Lauren Weiner;

WHEREAS, Weiner serves as either trustee or custodian for the benefit of the Custodianships;

WHEREAS, Vertigo, Weiner and the Custodianships (hereinafter, each a “Seller” and collectively, the “Sellers”) beneficially own an aggregate 2,351,532 shares of the common stock, $.0001 par value per share, of Summit (the “Shares”);

WHEREAS, the Sellers are desirous of selling directly to Summit and Summit is desirous of purchasing and re-acquiring all of the Shares from the Sellers upon the terms and conditions set forth herein; and

WHEREAS, David Weiner has the capacity to act for and on behalf of each of the Sellers.

NOW, THEREFORE, in consideration of the mutual premises, covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties hereto hereby agree as follows:

1. Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, Sellers hereby agree to sell directly to Summit, and Summit hereby agrees to purchase from Sellers all of the Shares at a price equal to $0.745 per Share, representing $1,751,891 in the aggregate (the “Purchase Price”). The Purchase Price shall be paid to Sellers at the Closing (as defined below) by wire transfer of immediately available funds to an account (or accounts) designated by Sellers, upon delivery of, among other things, as described in this Agreement, electronic delivery of the Shares, without restriction, into an account designated by Summit. The Sellers shall deliver a letter of authorization (or other applicable instruction) on or prior to Closing to those brokerage firms holding the Shares instructing them to electronically transfer the Shares to the account(s) designated by Summit to Sellers.

2. Closing. The Closing for the purchase of the Shares shall be held on December 28, 2012, or such other date as the parties hereto mutually agree (the “Closing Date”), and shall take place at the offices of Summit, or such other place as the parties hereto mutually agree.

3. Representations and Warranties of Summit. Summit hereby represents and warrants to Sellers that, as of the date hereof as follows:

3.1 The execution and delivery of this Agreement, and the consummation and performance of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Summit, and that this Agreement has been duly executed and delivered by Summit, and constitutes the legal, valid and binding obligation of Summit, enforceable against Summit in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and/or (ii) the availability of equitable remedies as may be limited by equitable principles of general applicability. The execution and delivery of this Agreement and the purchase of the Shares hereunder and the transactions contemplated hereunder does not, to the knowledge of Summit, contravene or violate any applicable law and/ or regulation.

3.2 The purchase of the Shares from Sellers by Summit and the execution and delivery of this Agreement by Summit will not violate or contravene or otherwise be in breach of any of the organizational documents of Summit, or any agreement, understanding or contractual obligation to which Summit is a party to or may be bound.

3.3 Except for filings which Summit is required to file with the SEC, no consent, approval, qualification, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party is required by or with respect to Summit in connection with the execution and delivery of this Agreement or the consummation by Summit of the transactions contemplated hereby.

3.4 There are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to Summit’s knowledge, threatened against or affecting Summit or which questions the validity of the transactions contemplated by this Agreement or the purchase of the Shares by Summit, and Summit does not know of any facts which may constitute a basis therefore.

4. Representations and Warranties of Sellers.

Sellers, jointly and severally, hereby represent and warrant to Summit as of the date hereof as follows:

4.1 The execution and delivery of this Agreement, and the consummation and performance of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Vertigo Capital, Vertigo Management, and each Custodianship, and David Weiner and Lauren Weiner each have the capacity to execute and deliver this Agreement; and that this Agreement has been duly executed and delivered by each Seller, and constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and/or (ii) the availability of equitable remedies as may be limited by equitable principles of general applicability. The execution and delivery of this Agreement and the sale of the Shares hereunder and the transactions contemplated hereunder does not, to the knowledge of any or all Sellers, contravene or violate any applicable law and/ or regulation.

4.2 Each Seller respectively owns the Shares, set forth on Exhibit A, attached hereto and incorporated herein by reference, free and clear of all liens and encumbrances of any kind whatsoever, and has good and clear title to the Shares and has the capacity to sell and transfer the Shares to Summit without restriction in accordance with this Agreement.

4.3 The sale and delivery of the Shares by each and every Seller to Summit and the execution and delivery of this Agreement by each and every Seller will not violate or contravene or otherwise be in breach of any of the organizational documents of Vertigo Capital, Vertigo Management, or any Custodianship, or any agreement, understanding or contractual obligation to which any or all Sellers are a party to or may be bound. Vertigo Management, as the general partner of Vertigo Capital, has made all determinations as to the advisability and legality of the sale of the Shares owned of record or beneficially by Vertigo Capital to Summit hereunder. David Weiner has the authority to act on behalf of each of the Sellers, including the authority to direct Summit as to what account(s) to transfer the Purchase Price, and the authority to cause all of the Shares to be transferred to Summit.

4.4 The Shares constitute all of the shares of capital stock of Summit owned beneficially or of record by each and all of the Sellers and any entity controlled by or affiliated with Sellers or the principals thereof, either individually or together. Furthermore, the Shares being sold hereunder include all of the shares of capital stock of Summit beneficially owned by any person related to David Weiner and/or Lauren Weiner, including their respective children, parents, grandparents, aunts, uncles, siblings, nieces and nephews. Each of the Sellers do not own of record or beneficially any right or option or have any other contractual right or obligation to acquire or sell any shares of capital stock of Summit from or to any person or entity currently or in the future.

4.5 Except for filings which any or all of the Sellers are required to file with the SEC, no consent, approval, qualification, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party is required by or with respect to any or all of the Sellers in connection with the execution and delivery of this Agreement or the consummation by any or all of the Sellers of the transactions contemplated hereby.

4.6 There are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to each Sellers’ knowledge, threatened against or affecting any or all of the Sellers or which questions the validity of the transactions contemplated by this Agreement or the sale of the Shares by any or all of the Sellers to Summit, and each Seller does not know of any facts which may constitute a basis therefore.

4.7 Each and every Seller is familiar with the business and financial condition of Summit and its affiliates, and each and every Seller has the financial sophistication, experience and business acumen necessary to evaluate the sale of the Shares to Summit. Each Seller has reviewed Summit’s public filings and have conducted and performed whatever due diligence each Seller so desires, in connection with the sale of the Shares and the execution and delivery of this Agreement and has been afforded the opportunity to ask questions of Summit’s management with respect to Summit and in connection with the sale of the Shares and this Agreement, and has received all information that each such Seller has requested in deciding whether to sell the Shares and enter into this Agreement. In addition, each Seller has had access to all publicly available information regarding Summit. Sellers have not relied upon any representation from Summit or its affiliates, including any officers or directors of Summit (except as otherwise set forth in this Agreement), or any brokers associated with or affiliated with Summit, regarding the future performance of Summit and its affiliates, including the future value of Summit’s capital stock, in agreeing to the sale of the Shares and the execution and delivery of this Agreement. Each Seller acknowledges that the Purchase Price may be less than the current or future market price of the Shares; and that each Seller will upon the consummation of the sale of the Shares, not have the ability to share in or otherwise participate in any future market appreciation of the value of the Shares.

4.8 Aside from the purchase of an additional 58,160 shares, the information, including the ownership information, and corporate and management structure of Vertigo, as provided in Schedule 13G, as amended, as filed with the Securities and Exchange Commission is true, complete and correct, and does not fail to state a material fact.

5. Standstill

5.1 The Sellers agree individually and collectively that they each shall not, directly or indirectly, either individually or with other parties, including through any entity controlled in whole or in part by them or through which they are affiliated, acquire of record or beneficially any shares of capital stock of Summit, including any right, option, warrant, convertible instrument, or other contractual right to acquire, directly or indirectly, of record or beneficially any shares of capital stock of Summit subsequent to the date hereof and for the five (5) year period subsequent to the Closing Date (“Standstill Period”), without the prior written consent of Summit, which may be given or withheld in Summit’s sole and absolute discretion.

5.2 Each and every Seller agrees that they shall be solely responsible for any income tax liabilities arising from the sale of the Shares. In addition, each and every Seller agrees that they shall also be solely responsible for, and will timely make any requisite filings that Sellers may be obligated to make on their own behalf with the SEC with respect to the sale of the Shares, including, without limitation, any filings on Form 4 or Schedule 13D or 13G.

6. Survival of Representations and Warranties. All of the representations and warranties contained in this Agreement by Summit, on the one hand, and by Sellers, on the other hand shall survive the Closing for greater of three years or the applicable statute of limitations. Summit, on the one hand, and Sellers, on the other hand, shall have the right to rely on each other party’s representations and warranties made herein, and each party hereby acknowledges that each respective party is relying upon and has been induced into entering into this Agreement upon the other party’s representations, warrants and covenants contained herein, including without limitations, those set forth in Section 5 above.

7. Closing Items.

7.1 Summit Deliveries. At or prior to the Closing Date, Summit shall deliver, or cause to be delivered to Sellers an executed copy of this Agreement, together with the following items;

7.1.1 The Purchase Price for the Shares;

7.1.2 an officer’s certificate of Summit as the accuracy of the representations and warranties of Summit contained in this Agreement; and

7.1.3 the executed general release in favor of Sellers, in substantially the form attached hereto as Exhibit B, and incorporated herein by reference.

7.2 Sellers’ Deliveries. At or prior to the Closing Date, Sellers shall deliver, or cause to be delivered to Summit an executed copy of this Agreement, together with the following items:

7.2.1 the Shares, as evidenced by the electronic transfer of the same to an account(s) designated by Summit;

7.2.2 an officer’s certificate of Vertigo Capital and Vertigo Management as the accuracy of the representations and warranties of Sellers contained in this Agreement;

7.2.3 a certificate by David Werner and by Lauren Werner (in their individual capacities and in their capacity as trustees or custodians for each Custodianship) as the accuracy of the representations and warranties of Sellers contained in this Agreement; and

7.2.4 the executed general release in favor of Summit, in substantially the form attached hereto as Exhibit B, and incorporated herein by reference.

8. Indemnification.

8.1 Each Seller, joint and severally, on one hand, and Summit, on the other hand (the “Indemnifying Party”), each hereby agrees to indemnify and reimburse the other party (the “Indemnified Party”) for any and all Losses, as defined below, suffered or incurred by such Indemnified Party as a result of or with respect to any material breach of any representation or warranty of such Indemnifying Party set forth in this Agreement; any material breach of or noncompliance by the Indemnifying Party with respect to any covenant or agreement of the Indemnifying Party contained in this Agreement; and any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to and arising out of any of the foregoing.

8.2 For purposed of this Agreement, “Losses” shall mean any and all claims, losses, liabilities, damages (including, without limitation, fines, penalties, judgments and settlements), court costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees).

8.3 An Indemnified Party shall give written notice to the Indemnifying Party of any claim, loss, liability or expense which might give rise to a claim for indemnity under this Agreement; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced. If any action or other proceeding shall be brought against any Indemnified Party, the Indemnifying Party shall, upon the afore-described written notice, be entitled to assume the defense of such action or proceeding with counsel chosen by such Indemnifying Party and reasonably satisfactory to Indemnified Party; provided, however, that any Indemnified Party may at its own expense retain separate counsel to participate in such defense. In the event the Indemnifying Party does not or is unwilling to procure such counsel, the Indemnified Party may retain counsel and the Indemnifying Party shall be responsible for the reasonable costs of such counsel. Notwithstanding the foregoing, an Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party, and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, (a) there are or may be legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party and which could not be adequately advanced by counsel chosen by the Indemnifying Party, or (b) a conflict or potential conflict exists between the Indemnifying Party and such Indemnified Party that would make such separate representation inadvisable; provided, however, that in no event shall an Indemnifying Party be required to pay fees and expenses hereunder for more than one firm of attorneys of an Indemnified Party in any one action or proceeding or group of related actions or proceedings. An Indemnifying Party shall not, without the prior written consent of any Indemnified Party, which consent shall not be unreasonably withheld, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which such Indemnified Party is a party. In connection with an Indemnifying Party’s obligation to indemnify for expenses, the Indemnifying Party shall reimburse each Indemnified Party for all such reasonable expenses as they are incurred by such Indemnified Party, provided that such Indemnified Party agrees in writing to refund all reimbursed expenses if and to the extent that it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder.

8.4 The parties shall cooperate in the defense of any such action with respect to which indemnification is sought hereunder. This Section 8 of the Agreement shall survive the termination of this Agreement.

9. Further Assurances.

Each party shall execute such additional documents and take such other actions as the other party or parties may reasonably request to consummate the transactions contemplated hereby and otherwise as may be necessary to effectively carry out the terms and provisions of this Agreement.

10. Public Statements; Nondisclosure.

10.1 Sellers acknowledge and agree that Summit, as a publicly traded company, is required to make certain disclosures and file certain public documents concerning the sale of the Shares and the transactions contemplated herein. In addition, and except for filings required by law or regulation, including filings required under the Securities Exchange Act of 1934, as amended, and the regulations issued pursuant thereto, each and every Seller shall not, without the prior written approval of Summit, issue any press release or other public announcement concerning the transactions contemplated by this Agreement and the sale of Shares.

10.2 In addition to the disclosures contemplated by Section 10.1, Vertigo Capital shall be permitted to disclose the terms of the transaction and related information to its limited partners. Each and every Seller further agrees that for the duration of the Standstill Period, they will not disparage Summit, its officers, directors and/or affiliates to any shareholder or potential shareholder of Summit, it being acknowledged by Sellers that any such disparagement may be detrimental to Summit, and may adversely affect Summit and its business; and that Summit is relying on the aforesaid in entering into this Agreement.

11. Miscellaneous.

11.1 Notices.

All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by first class, registered, or certified mail, postage prepaid, or sent via overnight next day courier service, or delivered personally:

If to Sellers to the address first set forth above.

Vertigo Management, LLC
560 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Attention: David Weiner

With a Copy to:	Friedman Kaplan Seiler & Adelman LLP
7 Times Square
New York, NY 10036-6516
Attn: Norman Alpert, Esq.

If to Summit to the address first set forth above.

Summit Financial Services Group, Inc.
595 South Federal Highway, Suite 500
Boca Raton, Florida 33432
Attention: Steven C. Jacobs

With a copy to:	Akerman Senterfitt
One Southeast Third Avenue
25th Floor
Miami, Florida 33131-1714
Attn: Alan H. Aronson, Esq.

or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with this section shall be deemed given five (5) days after mailed, and notices sent by overnight courier service shall be deemed given one (1) day after being so sent, or the date of delivery if delivered personally.

11.2 Parties in Interest.

Except as otherwise provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties to this Agreement shall bind and inure to the benefit of their respective heirs, executors, successors, and permitted assigns, whether so expressed or not.

11.3 Construction; Governing Law.

The Section headings contained in this Agreement are inserted as a matter of convenience and shall not affect in any way the construction of the terms of this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, without application to the principles of conflicts of laws. All claims, disputes and other matters in question between the parties hereto arising out of or relating to this Agreement, including the breach or enforcement thereof, shall be decided by arbitration held in Boca Raton, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless the parties otherwise mutually agree; provided, however, that this arbitration provision shall not prevent either party from obtaining a temporary restraining order or preliminary injunction from a court of competent jurisdiction pending final resolution by arbitration of a claim, dispute or other matter arising hereunder. The foregoing agreement to arbitrate shall be specifically enforceable under the prevailing arbitration rules. Any award rendered by the arbitrator(s) shall be final, and judgment may be entered thereon in any court having jurisdiction thereof. All fees and charges of the American Arbitration Association, and the reasonable legal fees and other costs and expenses of the parties, shall be borne by the non-prevailing party, as determined by the arbitrators. Notice of demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matters in question have arisen but in no event after the date when institution of legal or equitable proceedings based on such claim, dispute or other matters in question would be barred by the applicable statute of limitations.

11.4 Entire Agreement; Amendment and Waiver.

This Agreement, including the Schedules and Exhibits hereto, constitutes and contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes any prior writing by the parties. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto.

11.5 Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

11.6 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

11.7 No Brokers Fee.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any other transactions contemplated by this Agreement.

(Signatures on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

VERTIGO CAPITAL, LP

By:		VERTIGO CAPITAL MANAGEMENT, LLC
Its General Partner.

	By:	/s/ David Weiner
David Weiner, Managing Member

VERTIGO CAPITAL, LP

By:		/s/ David Weiner
David Weiner, Managing Member

/s/ David Weiner
David Weiner

/s/ Lauren Weiner
Lauren Weiner

David Weiner c/f Max Weiner
UTMA/NJ

By:		/s/ David Weiner

David Weiner c/f Dean Everett Weiner
UTMA/NJ

By:		/s/ David Weiner

SUMMIT:

SUMMIT FINANCIAL SERVICES GROUP, INC.

By:		/s/ Steven C. Jacobs
Its:		Executive Vice President

EXHIBIT A

Account Holder	Shares	Amount
Vertigo Capital, LP	1,541,797	$1,148,639
Vertigo Capital, LP	603,435	$449,559
David and Lauren Weiner, JTWOS	94,800	$70,626
David Weiner	17,600	$13,112
David Weiner, c/f Max Weiner, UTMA/NJ	8,950	$6,668
Lauren Weiner	8,000	$5,960
David Weiner, c/f Dean Everett Weiner, UTMA/NJ	76,950	$57,327

	2,351,532	$1,751,891